                                                                     EXHIBIT 5.1

                                                             MF DRAFT 28.04.2004

                                                           Sao Paulo, [-], 2004.

Gol Linhas Aereas Inteligentes S.A.
Rua Tamoios 246
Sao Paulo, SP
Brazil

Ladies and Gentlemen:

We are qualified to practice law in the Federative Republic of Brazil ("Brazil") and have acted as Brazilian counsel to Gol Linhas Aereas Inteligentes S.A. (the "Company"), a corporation organized under the laws of Brazil, in connection with the offer and sale by the Company of [-] American Depositary Shares (the "Primary Offering ADSs"), each representing [-] ([-]) newly-issued preferred shares of the Company, without par value, and the offer and sale by BSSF Air Holdings LLC ("BSSF") and Comporte Participacoes S.A. ("Comporte" and, together with BSSF, the "Selling Shareholders") of [-] American Depositary Shares (the "Secondary Offering ADSs"), each representing [-] ([-]) preferred shares of the Company, without par value, in accordance with the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Shareholders and the Underwriters named therein (the "Underwriters"). An aggregate of [-] additional American Depositary Shares, each representing [-] preferred shares of the Company (the "Optional ADSs" and together with the Primary Offering ADSs and the Secondary Offering ADSs, the "Securities"), may be sold by the Selling Shareholders in connection with the over-allotment option, as contemplated by the Company's Registration Statement on Form F-1 (No. [-]), filed with the Securities and Exchange Commission on [-], 2004 (as amended, the "Registration Statement").

For the purposes of giving this opinion we have examined and/or relied upon copies of the following documents:

(i)   a final draft of the Underwriting Agreement;

(ii)  a copy of the Registration Statement; and

(iii) such other documents, stock transfer books and registers, corporate records and certificates of officers of the Company as we may have deemed necessary for the purpose of this opinion.

We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil, as of the date hereof and not in respect of any other law.

In giving this opinion we have made the following assumptions:

(i) that all documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii) that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine; and

(iii) that all documents submitted to us as originals are authentic.

As to factual matters, we have relied upon the representations and warranties made in the Underwriting Agreement by the Company and on certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.

Based on the above assumptions, we are of the opinion that (i) the preferred shares represented by the Primary Offering ADSs are duly and validly authorized, legally issued and, when fully paid for, will be non-assessable and (ii) the preferred shares represented by the Secondary Offering ADSs and by the Optional ADSs are duly and validly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Underwriting Agreement or the transaction or documents referred to therein.

This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

This opinion is being furnished to you, the Company, shareholders of the Company and potential investors solely for your benefit in connection with the Offering and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions "Validity of Securities" and "Enforcement of Judgments Against Foreign Persons" in the Prospectus constituting a part of the Registration Statement.

                                Very truly yours,

                 MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA
                                    ADVOGADOS


                                       2